UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2020

VIRTUSA CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33625	04-3512883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

132 Turnpike Rd Southborough, Massachusetts	01772
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (508) 389-7300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	VRTU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2020, the Board of Directors (the “Board”) of Virtusa Corporation (the “Company”), upon recommendation and approval of the compensation committee of the Board, approved an amendment (the “Amendment”) to the Company’s Fourth Amended and Restated Director Compensation Policy (as amended, the “Amended Director Compensation Policy”), effective immediately. Pursuant to the Amendment, the Company will make, under the Company’s 2015 Stock Option and Incentive Plan (the “2015 Plan”), a one-time, initial award of restricted stock units (“RSUs”) of $100,000 (with the number of RSUs determined by dividing $100,000 by the closing price of the Company’s common stock on the date of grant) to any non-employee director (who was not previously a director) who joins the Board. Such RSU awards will vest over three years in three equal installments at a rate of 33.33% per year, with the first vesting date to occur on the one-year anniversary of the first day of the month in which such director is appointed to the Board.

In addition, on June 18, 2020, the Board increased the size of the Board to ten directors and elected Abidali Neemuchwala to the Board, effective immediately, to serve as an independent Class III director, standing for election at the Company’s 2022 annual meeting of stockholders. At the time of this disclosure, Mr. Neemuchwala was not named to any committees of the Board and no committee assignments are contemplated at this time. There are no family relationships between Mr. Neemuchwala and any director or executive officer of the Company, and Mr. Neemuchwala has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment as a non-employee director, pursuant to the Amended Director Compensation Policy, Mr. Neemuchwala was granted an initial, one-time grant of RSUs in the amount of $100,000, issuable for 3,136 shares of the Company’s common stock, under the terms and conditions of the 2015 Plan. The foregoing RSUs will vest over three years in three annual installments at a rate of 33.33% on each of June 1, 2021, 2022 and 2023. Mr. Neemuchwala also received a prorated grant of RSUs in the amount of $35,000 (based on a $140,000 annual grant) issuable for 1,097 shares of the Company’s common stock, under the terms and conditions of the 2015 Plan, as part of annual Board compensation, with a vesting period of 33.33% on each of September 1, 2020, 2021 and 2022. The vesting of each RSU award granted to Mr. Neemuchwala will accelerate by 12 months in the event of a change of control of the Company. In addition, pursuant to the Amended Director Compensation Policy, the Company will pay to Mr. Neemuchwala an annual director retainer fee of $60,000, payable in equal installments quarterly.

The Company expects to enter into an indemnification agreement with Mr. Neemuchwala in substantially the same form entered into with the other members of the Board.

Item 8.01	Other Events.

On June 19, 2020, the Company issued a press release announcing, among other things, the foregoing director appointment, as well as the Company’s intent to continue conducting a comprehensive search process to identify and appoint an additional independent director. The press release also discloses that New Mountain Vantage Advisers, one of the Company’s shareholders, intends to nominate three candidates for election to the Board at the Company’s 2020 annual meeting of stockholders. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by Virtusa Corporation on June 19, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Virtusa Corporation

Date: June 19, 2020	By:	/s/ Ranjan Kalia
	Name:	Ranjan Kalia
	Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)